Exhibit 99.1

PRESS RELEASE: King Power International Group Co., Ltd Announces Going-Private Transaction and Settlement of Related Lawsuits

[ 19th September 2003 ]

King Power International Group Co., Ltd Announces Going-Private Transaction and Settlement of Related Lawsuits

BANGKOK, Thailand, Sept. 19 /PRNewswire/ -- King Power International Group Co., Ltd. ("KPG" or the "Company") today announced that the Clark County District Court, Nevada, has found that the settlement to settle three related lawsuits pending against KPG and members of its Board of Directors is, in all respects, fair, reasonable and adequate to the representative plaintiffs and settlement class members, in light of the complexity, expense and possible duration of further litigation, the investigation conducted, and the risk and difficulty of establishing liability, causation and damages. The court also found that the settlement was the result of arm's length negotiations between experienced counsel representing the interests of the representative plaintiffs, the settlement class members and the defendants. Accordingly, the court approved the settlement and ordered that the settlement be consummated in accordance with the terms and provisions of the stipulation of settlement.

Under the settlement, a settlement fund of US$1.7 million was established for the benefit of non-affiliated shareholders (other than the defendants) who hold KPG shares immediately prior to the consummation of the merger and do not request exclusion from the class. No members of the class who are KPG's shareholders have requested exclusion from the class within the period in which they were entitled to do so.

The court also awarded the representative plaintiffs' attorneys a total of 35% of the settlement fund for payment of attorneys' fees, out-of-pocket expenses and costs of claim administration. Expenses relating to the administration of taxes arising with respect to the income earned by the Settlement Fund are not included in the amount described above and will be paid out of the settlement fund. Accordingly, KPG expects that approximately US$1,105,000, or approximately US$0.50 per common share based on 2,202,000 common shares held by the settlement class members, excluding any income earned by the settlement fund, taxes on such income and tax-related expenses, which have not been ascertained at this time, would be available for distribution to the settlement class members. The portion of the settlement fund to be received by the class members will be in addition to the merger consideration of US$3.27 to be received under the agreement and plan of merger.

Final settlement of the lawsuits will be conditioned upon the consummation of the merger in accordance with its terms.

Note: news releases and other information on King Power Group can be accessed at www.kingpower.com and www.kingpowerinternational.com on the internet.

The above information contains certain forward-looking statements and information relating to the Company that its based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words " anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.

For further information, please contact Bevo Beaven of CTA Public Relations, + 1-303-665-4200 x110, for King Power International Group Co., Ltd.